Exhibit 99.(a)(1)(E)

Filed by Yieldstreet Alternative Income Fund Inc.

pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Yieldstreet Alternative Income Fund Inc.

Investment Company Act File No.: 811-23407

Date: March 20, 2026

SUPPLEMENT NO. 1 DATED MARCH 20, 2026

TO THE OFFER TO PURCHASE FOR CASH BY

YIELDSTREET ALTERNATIVE INCOME FUND INC.

SHARES OF ITS COMMON STOCK

THE OFFER WILL EXPIRE AT 4:00 PM, EASTERN TIME,

ON APRIL 6, 2026, UNLESS THE OFFER IS EXTENDED

To the Stockholders of Yieldstreet Alternative Income Fund Inc.:

This Supplement No. 1 (this “Supplement”) hereby supplements and amends the information previously provided in the Offer to Purchase, dated February 19, 2026 (the “Original Offer to Purchase” and, together with this Supplement, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (including Instructions to the Letter of Transmittal) and Form of Willow Wealth Platform Interface of the Yieldstreet Alternative Income Fund (the “Company”). This Supplement should be read in conjunction with the Original Offer to Purchase. To the extent there are any conflicts between the information in this Supplement and the information in the Original Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer to Purchase.

Proposed Transactions

On March 19, 2026, it was announced that the Company entered into a definitive agreement for Opportunistic Credit Interval Fund (“SOFIX” or the “Acquiring Fund”) to acquire the assets of the Company (the “Asset Acquisition”). SOFIX is managed by Mount Logan Management, LLC (“MLM”), an indirect, wholly-owned subsidiary of Mount Logan Capital, Inc. (“MLCI”), subject to shareholder approval.

In addition to the Asset Acquisition, the Adviser and MLM have entered into a two-year Transition Services Agreement (“TSA”) whereby MLM will receive access to certain books and records of the Company following the closing of the Asset Acquisition (the “Closing”) in exchange for $2 million in cash and $1 million in newly issued common stock of MLCI at Closing, and up to $2 million in aggregate additional cash consideration paid ratably and quarterly over two years subject to certain requirements. The $1 million in newly issued common stock will be subject to lock-up provisions.

MLM also entered into a sub-advisory agreement (“SAA”) to manage certain legacy funds managed by Willow Wealth (the Asset Acquisition, TSA and SAA collectively, the “Transactions”).

It is anticipated that the current Offer will be the last opportunity for you to tender your Shares prior to the Asset Acquisition.

Suspension of Offering of Shares

In light of the proposed Asset Acquisition, the Company has suspended the offering of its shares for sale. The automatic distribution reinvestment plan will continue to operate for shareholders of Company who have elected to participate in the automatic distribution reinvestment plan.

Impact of Quarterly Distribution

In addition, the Board of Directors has authorized a regular quarterly distribution of $0.15 per Share to shareholders of record on March 24, 2026, to be paid on or about March 31, 2026 (the “Distribution”). The payment of a quarterly distribution (whether income or capital gain) has the effect of reducing the Company’s net asset value per Share on the date following the record date by the exact amount of the distribution. The anticipated Distribution will have the effect of a $0.15 reduction in the net asset value per Share of the Company, which will be reflected in the March 25, 2026 net asset value per Share and will therefore impact the net asset value of Shares tendered in connection with this Offer. The most recently calculated net asset value per Share can be found in your Willow Wealth portfolio available at www.willowwealth.com.

In addition to the impact of the anticipated Distribution, shareholders should realize that the net asset value of the Shares tendered in this Offer will likely change between the most recent time net asset value was calculated and communicated to them and the net asset value of the Shares as of the Expiration Date (the relevant date for determining the value of the Shares tendered to the Fund for purposes of calculating the Purchase Price of such Shares) to reflect the Distribution and other fluctuations in value, and such change could be material. The net asset value per Share as of March 18, 2026 – which does not yet reflect the impact of the anticipated Distribution – was (unaudited) was $9.35.

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Based upon the foregoing, Section 2, “Purpose of the Offer; Plans or Proposals of the Company” in the Original Offer to Purchase is hereby supplemented and amended to include all of the foregoing information.

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Extension of Expiration Date

In light of the foregoing, the Company has determined to extend the Expiration Date of the Offer from 4:00 p.m., Eastern Time, on March 20, 2026, to 4:00 p.m., Eastern Time, on April 6, 2026, unless further extended by the Company. Therefore, all references in the Original Offer to Purchase and the related Letter of Transmittal (including Instructions to the Letter of Transmittal) and Form of Willow Wealth Platform Interface to an Expiration Date of 4:00 p.m., Eastern Time, on March 20, 2026, are hereby amended to reference an Expiration Date of 4:00 p.m., Eastern Time, on April 6, 2026. The purchase price per Share (or portion thereof) tendered will be equal to the net asset value per Share as of the close of business on the Expiration Date (i.e., April 6, 2026), which will reflect the impact of the anticipated Distribution described above as well as other fluctuations.

As a result of the extension of the Expiration Date, shareholders that tender Shares pursuant to the Offer will not be entitled to receive any Company dividend or distribution with a record date on or after April 7, 2026.

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Except for the foregoing amendments, all other terms of the Offer, as described in the Original Offer to Purchase and related Letter of Transmittal (including Instructions to the Letter of Transmittal) and Form of Willow Wealth Platform Interface, remain the same. Shareholders who have previously tendered (and not withdrawn) their Shares are not required to take any further action as a result of this Supplement; such Shares will remain validly tendered unless and until properly withdrawn . If you are not interested in tendering your Shares at this time, no action is necessary.

Neither the Company nor its Board of Directors nor the Adviser makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Company, its Board of Directors or the Adviser as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein or in the Original Offer to Purchase. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Company, its Board of Directors or the Adviser. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Supplement is accurate or complete. Any representation to the contrary is a crime.

Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal (including Instructions to the Letter of Transmittal), the Form of Willow Wealth Platform Interface and all other Offer documents should be directed to Yieldstreet Alternative Income Fund Inc. as follows:

Our website:	www.yieldstreetalternativeincomefund.com

Telephone:	(844) 943-5378

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Additional Information Regarding the Asset Acquisition and Where to Find It

This Supplement relates solely to the Offer and is not intended to, and does not, constitute an offer to purchase or sell shares of the Company or the Acquiring Fund in order to effect the Asset Acquisition nor is it intended to solicit a proxy from any shareholder of the Company. The solicitation of the purchase or sale of securities or of proxies to effect the Asset Acquisition will only be made by a definitive proxy statement/prospectus.

Additional information regarding the Asset Acquisition transaction will be presented in a proxy statement/prospectus that will be provided to shareholders of the Company.

The proxy statement/prospectus has yet to be filed with the SEC. After the proxy statement/prospectus is filed with the SEC, it may be amended or withdrawn at any time. The proxy statement/prospectus will not be distributed to shareholders of the Company unless and until it is declared effective by the SEC. When available and effective, as applicable, shareholders of the Company are encouraged to review the proxy statement/prospectus on the SEC website at www.sec.gov or on the fund’s website at www.yieldstreetalternativeincomefund.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE COMPANY AND THE ACQUIRING FUND CAREFULLY. THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE COMPANY AND THE ACQUIRING FUND.

The proxy statement/prospectus will not constitute an offer to buy or sell securities in any state where such offer or sale is not permitted.

The Company, Willow Wealth, SOFIX, MLCI and MLM, and their respective directors/trustees, officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed Asset Acquisition. Information regarding the persons who may be deemed participants in such solicitation will be set forth in the proxy statement/prospectus relating to the proposed Asset Acquisition when it is filed with the SEC. Shareholders may obtain additional information regarding the interests of the participants in the solicitation of proxies in connection with the proposed Asset Acquisition by reading the proxy statement/prospectus when it becomes available.

Shareholders may obtain free copies (when they become available) of the proxy statement/prospectus and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when they become available) of the proxy statement/prospectus and other documents filed with the SEC may also be obtained at the Company’s website, www.yieldstreetalternativeincomefund.com, or by calling (844) 943-5378.

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